                                                                     EXHIBIT 4.1

                         KENNY S&P EVALUATION SERVICES
                      A DIVISION OF J. J. KENNY CO., INC.
                                  65 BROADWAY
                           NEW YORK, N.Y. 10006-2551
                            TELEPHONE (212) 770-4422
                                FAX 212/797-8681

                                                   March 19, 1997

Frank A. Ciccotto
Vice President


Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Unit Investment Trust Division
P.O. Box 9051
Princeton, New Jersey 08543-9051
The Bank of New York
101 Barclay Street
New York, New York 10286


RE: DEFINED ASSET FUNDS--MUNICIPAL INVESTMENT TRUST FUND,
     AMT MONTHLY PAYMENT SERIES--17

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 33-43359 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

     You are hereby authorized to file copies of this letter with the Securities and Exchange Commission.

                                                   Sincerely,
                                                   FRANK A. CICCOTTO